UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2007

CHENIERE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16383	95-4352386
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Milam Street Suite 800 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 375-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 26, 2007, Cheniere Marketing, Inc. (“Cheniere Marketing”), a wholly-owned subsidiary of Cheniere Energy, Inc. (“Cheniere”), and Gaz de France International Trading S.A.S. (“GDF”), a wholly-owned subsidiary of Gaz de France, executed a Master Ex-Ship LNG Sales Agreement (“Master Agreement”) and related option agreements. The Master Agreement governs the transactions between the parties in the purchase and sale of liquefied natural gas (“LNG”), but neither party has an obligation under the Master Agreement until both parties have entered into a written order containing the specific quantity, purchase price and other terms of the purchase and sale of the LNG. The term of the Master Agreement shall be for a period from its execution date through the end of the Option Period as described below.

GDF and Cheniere Marketing entered into a specific order under the Master Agreement providing for the purchase by Cheniere Marketing of up to seven (7) LNG cargoes on an ex-ship basis from GDF for the period from April through October 2008. The purchase price for such cargoes will be 94% of the final NYMEX settlement price per MMBtu for a specified month, less $0.65 per MMBtu. Either party may terminate the April 2008 cargo delivery without payment of a cancellation fee. However, fees will be due for the cancellation of the cargoes to be delivered by GDF from May 2008 through October 2008. The cargoes are to be delivered to the Sabine Pass regasification terminal, but Cheniere Marketing also has a right to divert a cargo to an alternative terminal in North America where it has regasification rights.

Also as of April 26, 2007, Cheniere Marketing and GDF entered into the GDF Transatlantic Option Agreement (“GDF Option Agreement”) and the Cheniere Transatlantic Option Agreement (“Cheniere Option Agreement”), both of which are to be governed by the terms of the Master Agreement. Under the GDF Option Agreement, Cheniere Marketing has granted GDF the option to sell one (1) cargo of LNG per month to Cheniere Marketing, exercisable each month during the Option Period, which is the period beginning on the first day of the month following the later to occur of (i) the commercial start up of the first expansion of the Isle of Grain LNG regasification terminal for which GDF has contracted regasification capacity and (ii) the commercial start up of the Sabine Pass LNG regasification terminal, continuing through the fifteenth (15th) anniversary of such date. Each monthly option is to be exercised for each cargo separately by way of a specific written order pursuant to the Master Agreement and the GDF Option Agreement. The purchase price to be paid by Cheniere Marketing for a cargo will be 94% of the final NYMEX settlement price per MMBtu for a specified month, less $0.70 per MMBtu, and the cargo is to be delivered to the Sabine Pass regasification terminal. Cheniere Marketing also has a right to divert the cargo to an alternative terminal in North America where it has regasification rights.

Under the Cheniere Option Agreement, GDF has granted Cheniere Marketing the option to sell one (1) cargo of LNG per month to GDF, exercisable each month during the Option Period. Each monthly option is to be exercised for each cargo separately by way of a specific written order pursuant to the Master Agreement and the Cheniere Option Agreement. The purchase price to be paid by GDF for a cargo will be based upon the National Balancing Point Index in England, and the cargo will be delivered to the Isle of Grain regasification terminal. GDF also has the right to divert the cargo to an alternative European terminal where it has regasification rights.

The effectiveness of the above transactions remain subject to satisfaction of certain conditions, including the approval on or prior to July 1, 2007 of the board of directors of each of the parties, the board of directors of their respective parent companies, or the relevant management committees of a party or its parent company.

Item 8.01	Other Events

On April 26, 2007, the Company issued a press release announcing that Cheniere Marketing, Inc. executed a Master Ex-Ship LNG Sales Agreement and related option agreements. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

d)	Exhibits

Exhibit Number	Description
99.1	Press release dated April 26, 2007 (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY, INC.

Date: April 26, 2007	By:	/s/ Zurab S. Kobiashvili
	Name:	Zurab S. Kobiashvili
	Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated April 26, 2007 (filed herewith)